AMENDMENT TO
                         MUTUAL FUND SERVICES AGREEMENT

This Amendment to the Mutual Fund Services agreement ("Amendment") is entered into and effective as of December 2008, by and between OneAmerica Funds, Inc., a Maryland corporation (the "Fund"), and Unified Fund Services, Inc., an Indiana Corporation ("Unified").

WHEREAS, the Fund and Unified entered into a Mutual Fund Services Agreement dated as of March 10, 2006 (the "Agreement"), and they desire to amend the Agreement as provided herein.


NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Effective immediately, the following sections of the Agreement are amended as follows:

(a) Section 5(a) of the Agreement is hereby amended to add the following subsection (iv):

     (iv) Market Timing Monitoring and Analysis Program, as described on Exhibit D to this Agreement.

(b) Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

                Section 6. Fees: Expenses: Expense Reimbursement.

          (a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay Unified on a monthly basis those fees determined as set forth in Exhibits C and D to this Agreement. The fees set forth on Exhibits C and D may be adjusted from time to time by agreement of the parties. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full month period and shall be payable without setoff, upon the date of termination of this Agreement.

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2.   Ratification  and  Confirmation of Agreement.  Except as  specifically  set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5. Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Mutual Fund Services Agreement effective as of the date first above written.

ONEAMERICA FUNDS, INC.                 UNIFIED FUND SERVICES, INC.

By: /s/ Daniel Schluge                 By: /s/ Melissa K. Gallagher
Assistant Treasurer                     Senior Vice President

                                       /s/ John Swhear
                                       Vice Pres.

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                                   Exhibit D

    MARKET TIMING MONITORING & ANALYSIS PROGRAM DESCRIPTION AND FEE SCHEDULE

                       General Description of the Program

The following is a general description of the Unified Market Timing Monitoring and Analysis Program. During the term of this Agreement, Unified Fund Services, Inc. ("Unified") shall provide to OneAmerica Funds, Inc. (the "Fund") the following services:

Unified will provide automated market timing monitoring and analysis, as well as data collection, which is reasonably designed to ensure that the Fund and the Portfolios comply with Rule 22c-2 under the Investment Company Act. This support includes system set up; ongoing monitoring; reporting of any suspected market timing activity to the Fund's CCO; interfacing with and requesting information from third party financial intermediaries; and restricting accounts to the extent necessary to prevent potential market timing activities.

Unified will provide quarterly certifications o the Fund that is has complied with its compliance policies and procedures performed in respect of the Portfolios. On an annual basis during the term of this Agreement, Unified will certify to the Fund's Board of Trustees that it has implemented, monitored, and reported all pertinent information to an appropriate officer of the Fund and that it will continue to perform the specific requirements of Unified's Compliance Support Program in accordance with the terms of this Agreement.

With respect to each Portfolio in existence on or after the effective date of this amendment to the Mutual Fund Services Agreement, the prices contained herein are effective for twelve months from such date:

          $320 per portfolio per month

          $4,000 one time set up fee

          Any third party fees, such as NSCC or third party intermediary fees, will be passed through to the Fund

          Base price includes 2,000 trades per fund per month, cumulative (ie., trades may be aggregated for fund complex); trades in excess of the cumulative total are $0.05 per trade

          Ad hoc data retrieval $50 per request

          Development of non-standard data file interfaces - $200 per hour

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